Exhibit 99.1

Contact:
Christopher Keenan or Jay Carlson
Peregrine Pharmaceuticals, Inc.
(800) 987-8256

info@peregrineinc.com

peregrine pharmaceuticals PRICES OFFERING OF ITS Series E Preferred Stock

TUSTIN, CA - February 11, 2014 - Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (the “Company”), announced today that it has priced an underwritten public offering of 700,000 shares of its 10.50% Series E Convertible Preferred Stock (the “Series E Preferred Stock”) at a public offering price of $25.00 per share. Holders of Series E Preferred Stock may convert their shares, in whole or in part, into shares of the Company’s common stock at a conversion price of $3.00 per share. Gross proceeds to the Company are expected to be approximately $17.5 million ($20.1 million if the option described below is exercised in full) before deducting the underwriting discount and other estimated offering expenses payable by the Company. The offering is expected to close on or about February 19, 2014, subject to the satisfaction of customary closing conditions. The Company has also granted the underwriters an option to purchase up to an aggregate of 105,000 additional shares of its Series E Preferred Stock offered in the public offering, exercisable for 30 days. The Company intends to use the net proceeds from the offering for general corporate purposes. The Company has filed an application to list the shares of Series E Preferred Stock on the NASDAQ Capital Market under the symbol “PPHMP”. If approved by NASDAQ, trading of the Series E Preferred Stock on the NASDAQ is expected to begin within 30 days after the date of initial issuance of the Series E Preferred Stock. MLV & Co. LLC is acting as sole book-runner. Maxim Group LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), are acting as lead managers for the offering and Empire Asset Management and I-Bankers Securities, Inc. are acting as co-managers for the offering. Roth Capital Partners, LLC and Piper Jaffray & Co. served as financial advisors to Peregrine.

The offering is being made pursuant to the Company's existing effective shelf registration statement, previously filed with the Securities and Exchange Commission (“SEC”). A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting:

MLV & Co. LLC

1251 Avenue of the Americas, New York, NY 10020

Attention: Randy Billhardt, email: rbillhardt@mlvco.com

Telephone: (212) 542-5882

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials focused on the treatment and diagnosis of cancer. The Company is pursuing multiple clinical programs in cancer with its lead immunotherapy candidate bavituximab while seeking a partner to further advance its novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that enrollment of the Phase III trial may experience delays or take longer than anticipated, the risk that the results from the Phase III trial may not support a future Biologics License Application (BLA) submission, the risk that the Company may not have or raise adequate financial resources to complete the Phase III trial and the risk that the Company may not find a suitable partner for the Phase III trial or the PS program. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the SEC including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2013 and quarterly report on Form 10-Q for the quarter ended October 31, 2013. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.